Exhibit 99.1

TAL INTERNATIONAL
GROUP, INC. ANNOUNCES
CLOSING OF $235 MILLION OF “A” RATED FIXED RATE SECURED
NOTES

Purchase, New York, May 16, 2011 — TAL International Group, Inc. (NYSE: TAL), announced today that its indirect wholly owned subsidiary, TAL Advantage IV LLC (“TAL Advantage IV”), completed its offering of $235,000,000 Series 2011-2 Fixed Rate Secured Notes (“Series 2010-2 Notes”) on May 13, 2011.  The Series 2011-2 Notes, which were rated “A” by Standard & Poor’s, were issued at par with an annual interest rate of 4.31%, have a scheduled maturity date of May 20, 2021 and a final legal maturity date of May 20, 2026.  TAL Advantage IV will use the net proceeds of the offering to purchase containers and for other general business purposes.

“The Series 2011-2 Notes represents our fourth term ABS issuance since June 2010 and brings our total issuance volume over the period to $809 million.” commented Brian M. Sondey, President and Chief Executive Officer of TAL International.  “We are very pleased with the continuing expansion of the investor base and the ongoing improvement in pricing.  The growth of the ABS market has resulted in a reliable and increasingly efficient source of long-term funding for our container purchases.”

The notes were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States in compliance with Regulation S under the Securities Act.  The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 18 offices in 11 countries and approximately 216 third party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 881,000 containers and related equipment representing approximately 1,442,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contacts
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see TAL’s security filings, including its Annual Report on Form 10-K for the year ended December 31, 2010, which are available free of charge on the SEC’s web site at http://www.sec.gov.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.